Exhibit 99.1

Manitex International, Inc. Appoints Steve Kiefer as President and Chief Operating Officer

BRIDGEVIEW, Il., December 13, 2017 – Manitex International, Inc. (NASDAQ:MNTX), a leading international provider of cranes and specialized industrial equipment, today announced that Steve Kiefer has been named President and Chief Operating Officer of Manitex International, Inc.

Mr. Kiefer, who was promoted to President, North America in September 2017, has held key senior management roles with Manitex and affiliated companies since 2015, and brings with him more than 25 years of experience within the industrial equipment sector, from general management and operations, to sales and marketing, program management and new product development.

He began his career at Eaton Corp, a public company, where he spent seven years in various new product development roles, playing a key role in the growth of the Eaton Supercharger Division. He additionally spent over ten years at Hendrickson International, where he held numerous senior-level positions in new product development, program management, and sales & marketing. He was also president of Intellitec Products for three years, a manufacturer of electronic systems for the mobile vehicle and equipment sectors. Prior to joining Manitex-Sabre as president, he was, for five years, with the Pettibone Heavy Equipment Group, a privately held group of heavy equipment companies.

David Langevin, Chairman and Chief Executive Officer commented, “We are pleased to be announcing another promotion for Steve Kiefer, who continues to make significant contributions to our company’s development. Steve is uniquely qualified to help us execute our global strategic growth plans, with a focus on innovation, operational excellence, and execution. We look forward to continuing to leverage his knowledge of, and experience with, the industrial equipment industry for the benefit of all of our stakeholders as we move forward into 2018 and beyond, as we start to realize the benefits of strengthening demand for equipment.”

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom trucks, cranes, and other related industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, Badger, Sabre, and Valla. The company also has a minority ownership in ASV Holdings, Inc. (NASDAQ:ASV), which manufactures and sells a line of high quality compact track and skid steer loaders.

Contact:

Manitex International, Inc.	Darrow Associates, Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 419-9915
dlangevin@manitexinternational.com	pseltzberg@darrowir.com